Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”) is dated as of the last date this Agreement is signed, as shown next to each signature (the “Effective Date”), and is entered into by and between Sun World International, LLC, a Delaware limited liability company (the “Seller”), and Limoneira Company, a Delaware corporation (the “Buyer”).

RECITALS

A. Seller owns approximately Seven Hundred Sixty and 46/100 acres (760.46) acres in unincorporated Tulare County, California, more particularly described in Exhibit A, attached hereto and incorporated herein (the “Land”).

B. Water to the Land is supplied by the Water Assets (defined below).

C. Associated with the Land are items of personal property described in Exhibit B (the “Personalty”).

D. Seller desires to sell the Water Assets, Land and Personalty (collectively, the “Property”) to Buyer, and Buyer desires to purchase the Property from Seller on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Purchase and Sell. On the “Closing Date” (defined below), Seller will sell and convey to Buyer and Buyer will purchase from Seller, all of Seller’s right, title and interest in and to the Property, on the terms and subject to the conditions set forth in this Agreement.

2. Purchase Price. The parties have agreed that the purchase price for the Property and is Eight Million, Five Hundred Thousand and No/100 Dollars ($8,500,000). In addition, Buyer shall reimburse Seller for cultural costs heretofore incurred for the 2013-14 lemon crop in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000), for a total combined amount to be paid by Buyer to Seller at Closing of Eight Million Seven Hundred Fifty Thousand and No/100 Dollars ($8,750,000) (for convenience collectively referred to herein as the “Purchase Price”).

3. Deposit of Purchase Price. Within five (5) business days after the opening of “Escrow” (defined below), Buyer will deposit a check into Escrow in the amount of $100,000 (the “Deposit”). Seller will be entitled to retain the deposit as liquidated damages in the event the sale of the Property is not completed, unless the failure to close the sale is due to Seller’s breach of this Agreement or inability to deliver insurable title. On or before the Closing Date, Buyer shall deposit the balance of the Purchase Price, or $8,650,000, with “Escrow Holder” (defined below), together with net closing costs and prorations chargeable to Buyer.

4. Title.

4.1 Title Review to be Completed. Seller will provide Buyer with a preliminary report showing the state of title to the Land (“Preliminary Report”) issued by Chicago Title Company (“Title Company”) and will request the Title Company prepare one or more plot maps for the Land with easements plotted and copies of any items shown as exceptions to title. Buyer shall take such steps as Buyer deems prudent in its sole discretion to ascertain or approve the condition of title to the Land. If the Preliminary Report shows title is uninsurable, is held by any persons or entities other than or in addition to those persons or entities executing this Agreement as Seller, or contains title exceptions to which Buyer objects, Buyer shall notify Seller on or before the Decision Date (defined below). Failure to so notify Seller shall be deemed waiver of all title objections and Buyer’s agreement to take title in the form shown in the Preliminary Report. Seller may cure the title defect or remove the title exception objected to by Buyer, but Seller shall have no obligation to cure title defects or remove the title exceptions to which Buyer objected; Buyer’s sole recourse following Seller’s refusal to do so shall be to terminate this Agreement and have the Deposit be refunded. Notwithstanding the foregoing, if any liens (other than nondelinquent real property taxes or assessments) are shown in the Preliminary Report or later appear of record prior to the “Close of Escrow” (defined below), Seller shall discharge them from the proceeds of the sale or otherwise, and Escrow Holder is instructed to discharge any such liens out of funds payable to Seller hereunder. On or before the Closing Date, Buyer shall approve title as shown in the Preliminary Report, excepting liens required herein to be cured or discharged by Seller and any other title conditions Seller has elected to cure (the “Approved Title Condition”), or cancel the Escrow and terminate this Agreement.

4.2 Policy of Title Insurance At the “Close of Escrow” (defined below) for the Land, Title Company shall issue to Buyer an CLTA standard coverage owner’s policy of title insurance with coverage in the amount of the Purchase Price, insuring title to the Land as vested in Buyer in the Approved Title Condition (the “Title Policy”).

5. Buyer’s Inspection and Representations.

5.1 Buyer’s Inspection. On or before fifteen (15) days after the Effective Date (the “Decision Date”), Buyer shall have caused the preparation of, obtained, reviewed (or shall have chosen not to have reviewed) and approved, among other things, all reports of investigations of the Property, including such soil, geological, engineering, agricultural, and environmental tests and reports, and other inspections of the Property as Buyer shall deem necessary in order to determine whether the Property is in an acceptable condition and is suitable for Buyer’s intended use, as well as investigated (or have chosen not to have investigated) all applicable zoning requirements, federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals and orders, and the sufficiency of the Water Assets. Buyer may enter onto the Land for the purpose of conducting its inspection of the Property; provided, however, without first obtaining Seller’s prior written consent, Buyer shall only conduct a visual and surficial inspection, with no right to conduct any physical testing, boring, sampling or removal of any portion (collectively “Physical Testing”) of the Property. If Buyer wishes to conduct any Physical Testing of the Property, then Buyer shall submit a work plan to Seller for Seller’s prior written approval, which work plan Seller may modify, limit or disapprove in its sole and absolute discretion. If, on the basis of the review and the inspection described in this Section 5.1, Buyer determines for any reason that the Property is not in an acceptable condition or is not suitable for Buyer’s intended use, then on or before the Decision Date, Buyer may terminate this Agreement. Buyer’s failure to provide such notice on or before the Decision Date shall constitute Buyer’s approval of the aforementioned items and of condition of the Property, and shall constitute Buyer’s waiver of Buyer’s right to terminate this Agreement for reasons for which that deadline applied and a waiver of any condition to Closing related to such deadline. Buyer hereby agrees to hold harmless, protect, defend and indemnify and hereby releases Seller, its officers, directors, employees, contractors, agents, subsidiaries, affiliates, and its and their respective successors and assigns (“Indemnitees”) and the Property from and against any and all claims, demands, causes of action, losses, liabilities, liens, encumbrances, costs or expenses (including without limitation reasonable attorneys’ fees and litigation costs) arising out of, connected with or incidental to any injuries to persons (including death) or property (real or personal) by reason of the inspections, work or activities conducted on the Property by Buyer or Buyer’s agents.

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5.2 As Is Condition of Property. Buyer acknowledges (i) that it has or will have investigated all physical, legal, and economic aspects of the Property that Buyer deems necessary or desirable to protect its interests in acquiring the Property, including, without limitation, environmental audits and assessments, toxic reports, surveys, investigation of land use and conditions that are or may be imposed by governmental agencies, soils and geological reports, engineering and structural tests, insurance contracts, governmental agreements and approvals, and existing right of way agreements for pipelines and private roads on the Property, if any; and (ii) neither Seller nor anyone acting for or on behalf of Seller has made any representation, warranty, promise or statement, express or implied, to Buyer, or to anyone acting for or on behalf of Buyer concerning the Property and the use or development thereof. Buyer represents and warrants that, in entering into this Agreement, Buyer has not relied on any representation, warranty, promise or statement, express or implied, of Seller or anyone acting for or on behalf of Seller, other than as expressly set forth in this Agreement, and that all matters concerning the Property have been or shall be independently verified by Buyer prior to the close of Escrow, and that Buyer shall purchase the Property based solely on Buyer’s own investigation and examination thereof (or Buyer’s election not to do so). BUYER REPRESENTS THAT IT IS PURCHASING THE PROPERTY IN AN “AS IS” AND “WITH ALL FAULTS”, PHYSICAL CONDITION AND IN AN “AS IS” AND “WITH ALL FAULTS” STATE OF REPAIR. Buyer hereby waives, and Seller hereby disclaims, all warranties of any type of kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use, tenantability or habitability.

5.3 Indemnity. Buyer shall hold harmless, indemnify, protect and defend Indemnitees from and against (a) any and all claims, demands, causes of action, loss, liability, liens or encumbrances in any way related to the Property and (i) occurring, causing damage, injury or death, or becoming apparent after the Closing Date, (ii) capable of being viewed or discovered by Buyer in any inspection it was permitted to conduct before the Closing Date, or (iii) in any way related to or arising from any act, conduct, omission, contract or commitment of Buyer and/or Buyer’s agents.

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6. Seller’s Representations and Disclosures. Seller makes no representations or warranties regarding this transaction, except that the Seller has not pledged the Land as collateral. The Seller discloses to Buyer that the trees have the disease Hyphoderma sambuci. Seller encourages Buyer to inspect the Property thoroughly to ascertain its current condition.

7. Liens. Seller shall keep the Land at all times (whether before, on or after the Close of Escrow) free and clear of all judgment liens, and free and clear of all mechanics’ materialmen’s and other liens, claims or demands arising in connection with work performed on the Land or any portion thereof and materials provided in connection with such work, where such work was performed or such materials were provided to, for or at the request of Seller before the Close of Escrow. If any such lien is filed, whether before or after the Close of Escrow, Seller shall secure the release of same by payment, bonding or other appropriate means within ten (10) days after the notice of the filing of the same.

8. Escrow.

8.1 Opening of Escrow and Escrow Instructions. The transaction contemplated in this Agreement shall be consummated through an escrow (the “Escrow”) established with Chicago Title Company, 5015 Coffee Road, Suite 100, Bakersfield, CA 93308, Attn: Linda Overdevest (“Escrow Holder”). Escrow Holder shall promptly notify Buyer and Seller of the date Escrow is opened. The parties agree to provide Escrow Holder with such other information, instruments and documents, including without limitation Escrow Holder’s general provisions and supplemental instructions, as the Escrow Holder may reasonably require to enable it to close the transaction on the Closing Date, which must be consistent with the terms of this Agreement, and shall not be deemed or construed to modify or supersede this Agreement.

8.2 Expenses of Escrow. Seller shall bear and Escrow Holder shall discharge on Seller’s behalf out of the sums payable to Seller hereunder that portion of the costs and expenses associated with the Title Policy equal to the premium on a CLTA owner’s policy of title insurance with the same limits of liability as the Title Policy, the documentary transfer tax and all sales and use taxes required in connection with the transfer of the Property to Buyer, the sums necessary to obtain and the cost of recording any reconveyance or discharge of lien required hereby, one-half of Escrow Holder’s fee, and any additional costs and charges customarily charged to sellers in accordance with common escrow practices in Tulare County. Buyer shall bear and Escrow Holder shall discharge on Buyer’s behalf out of the sums deposited by Buyer hereunder the portion of the costs and expenses associated with the Title Policy in excess of that to be paid by Seller, the fee for recordation of the grant deed, one half of Escrow Holder’s fee, and any additional charges customarily charged to buyers in accordance with common escrow practices in Tulare County.

8.3 Prorations. Real estate taxes and assessments shall be prorated as of the Close of Escrow on the basis of the most recent tax statement for the Property. If prorations are not made on the basis of the current tax year or if supplemental taxes are assessed after the Close of Escrow for the period prior to the Close of Escrow, the parties shall make any necessary adjustment after Close of Escrow by cash payment to the party entitled thereto so that Seller shall have borne all taxes allocable to the period prior to the Close of Escrow (including all supplemental taxes which are allocable to the period prior to the Close of Escrow) and Buyer shall bear all taxes allocable to the period after the Close of Escrow (including all supplemental taxes which are allocable to the period after the Close of Escrow).

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8.4 Closing Documents. On or before the Closing Date, Seller shall deposit into Escrow a grant deed to the Land executed and acknowledged by Seller, a Bill of Sale respecting the Personalty, two (2) counterparts executed by Seller of the Assignment and Assumption Agreement respecting the Water Assets, and such documents as are necessary to transfer crop insurance coverage from Seller to Buyer for the Land, together with affidavits or other documents or instructions duly executed by Seller as necessary for Escrow Holder to comply with Internal Revenue Code Section 1445 and regulations issued thereunder, and with California Revenue and Taxation Code Sections 18805 and 26131, which sections require withholding of a portion of the sale proceeds unless certain criteria related to Seller’s citizenship, residency or organization can be established. On or before the Closing Date, Buyer shall deposit into Escrow two (2) counterparts executed by Buyer of the Assignment and Assumption Agreement respecting the Water Assets. Upon the Close of Escrow, Escrow Holder shall cause the grant deed to be recorded in the Official Records of Tulare County and thereafter mailed to Buyer, and shall deliver one fully executed original of the Assignment and Assumption Agreement to Buyer and Seller. Upon the Close of Escrow, Escrow Holder shall cause the Purchase Price minus the amount needed to discharge liens against the property and net costs and prorations chargeable to Seller to be delivered to Seller in accordance with Seller’s separate instructions.

8.5 Buyer’s Closing Conditions. Buyer’s obligation to close Escrow and purchase the Property is conditioned upon the satisfaction, or waiver by Buyer, of the following conditions (“Buyer’s Closing Conditions”):

8.5.1 Title Policy. The Title Company shall be irrevocably committed to issue the Title Policy to Buyer at Close of Escrow.

8.5.2 Seller’s Performance. Seller shall have performed its duties under this Agreement.

8.6 Close of Escrow; Failure to Close. The parties agree that Escrow shall be closed and title to the Property transferred to Buyer (the “Close of Escrow”) on or before thirty (30) days after the opening of Escrow (the “Closing Date”), or such earlier date by which Buyer and Seller have performed all of their obligations under this Agreement. If the Close of Escrow does not occur by the Closing Date, Escrow Holder shall thereafter cause the Close of Escrow to occur whenever the required documents and funds have been deposited into Escrow and the conditions for closing have been met; provided, however, that if the Close of Escrow has not occurred by the Closing Date, either Buyer or Seller may instruct Escrow not to close thereafter, to return documents to the parties depositing same and to disburse the funds as provided herein.

9. No Brokerage Commission. Buyer and Seller each represent and warrant to the other that they have not dealt with any brokers or finders in connection with the purchase and sale of the Land and no broker or other person is entitled to any commission or finder’s fee in connection with the purchase and sale of the Land. Seller and Buyer each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense (including reasonable attorney’s fees) incurred by the indemnified party by reason of any brokerage fee, commission or finder’s fee alleged to be payable to any person because of any act, omission or statement of the indemnifying party.

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10. 1031 Tax Deferred Exchange. Each Party shall have the right to effect an IRC Section 1031 tax deferred exchange if the consummation of this transaction is predicated on such an exchange, at any time before the Close of Escrow. However, converting the transaction into a 1031 exchange shall not relieve the obligations or affect the rights of the parties hereunder. Each party agrees to cooperate with the other in a manner necessary to complete the exchange, and agrees to execute all escrow instructions, documents, agreements, or instruments reasonably requested to complete the exchange. The cooperating party shall be indemnified, defended and held harmless by the exchanging party for all liabilities, expenses, or costs as a result of or connected with the exchange, including reasonable attorneys’ fees and related expenses. The non-exchanging party will not have to take title to any property other than the Property, or incur any costs or liability to third parties.

11 LIQUIDATED DAMAGES. IF BUYER FAILS TO PURCHASE THE PROPERTY, AND SELLER IS NOT IN BREACH OF THIS AGREEMENT OR UNABLE TO DELIVER INSURABLE TITLE, THEN SELLER’S SOLE REMEDY IS TO RECOVER THE DEPOSIT AS LIQUIDATED DAMAGES IN LIEU OF ANY AND ALL OTHER CLAIMS FOR DAMAGEs or remedies OF ANY KIND, legal, equitable or otherwise. THIS IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT INSTEAD IS INTENDED TO COMPENSATE SELLER FOR THE DAMAGES it WILL SUFFER AS THE RESULT OF SUCH DEFAULT BY BUYER, WHICH DAMAGES SHALL BE, IN PART, AS A RESULT OF (A) THE REMOVAL OF THE PROPERTY FROM THE MARKET AND THE BUSINESS OPPORTUNITIES LOST THEREBY, AND (B) THE POTENTIAL LOSS OF INCOME OPPORTUNITIES. IN AGREEING TO SUCH LIQUIDATED DAMAGES, BUYER ACKNOWLEDGES THAT THE AMOUNT OF SELLER’S ACTUAL DAMAGES BY REASON OF BUYER DEFAULT WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN, AND THE AMOUNT PROVIDED FOR HEREIN IS A REASONABLE ESTIMATE OF SUCH DAMAGES.

/s/ AT	/s/ DH

Buyer’s Initials	Seller’s Initials

12. Transfer of Water Assets. Water to the Land is supplied by the Pioneer Water Company. Seller owns 424.53 shares of common stock in the Pioneer Water Company and leases an additional 160 shares pursuant to that certain 2013 Pioneer Water Company Lease Agreement, by and between Sun World International, LLC and Stanley N. Noble, Manager of T&B Cornell Properties, which lease is effective from November 1, 2012 through October 31, 2013, and receives water pursuant to certain service agreements, articles and bylaws of and with Pioneer Water Company (collectively, the “Water Assets”). At the Close of Escrow, Seller shall assign to Buyer and Buyer shall assume all of Seller’s right, title, interest, duties and obligations in, to and respecting the Water Assets by an Assignment and Assumption Agreement in a form mutually acceptable to the parties, subject to the rights, if any, of the Pioneer Water Company and/or Mr. Noble to consent to such assignment and assumption. Seller shall be under no obligation to take any action to cause the lease of the leased shares to be extended or renewed, and Buyer shall be responsible for negotiating its own lease terms with Mr. Noble if Buyer desires to do so. Costs for the current billing period for the Water Assets shall not be prorated, but are included in the reimbursement of cultural costs provided in Paragraph 2 above.

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13. General Provisions.

13.1 Counterparts; Offer Terms. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Neither Buyer nor Seller shall have any right, duty or obligation under this Agreement unless and until this Agreement or counterparts hereof have been executed and delivered by both Buyer and Seller.

13.2 Entire Agreement. This Agreement contains the entire agreement between the parties respecting the subject matter of this Agreement and supersedes all prior or contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement.

13.3 Neutral Interpretation; Headings. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

13.4 Choice of Law; Venue. This Agreement shall be governed by the laws of the State of California, without regard to the provisions thereof regarding choice of law. Any actions arising out of this Agreement shall be brought only in the Superior Court of Kern County or the District Court for the Eastern District of California, Fresno Division, and each party consents to the transfer to such forums of any action filed in another forum.

13.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any other person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

13.6 Amendment. This Agreement may be amended at any time by the written agreement of Buyer and Seller.

13.7 Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

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13.8 Further Acts. Each party hereby agrees that it shall, upon request of the other, execute and deliver such further documents (in form and substance reasonably acceptable to the party to be charged) and do such other acts and things as are reasonably necessary and appropriate to effectuate the terms and conditions of this Agreement, without out-of-pocket cost, including (without limitation) the execution and delivery of such documents, and the doing of such acts or things as may be required to satisfy the requirements of Escrow Holder or of the Title Company to issue title insurance in accordance with this Agreement.

13.9 Successors and Assigns. Neither party shall assign its rights or delegate its duties or obligations hereunder without the prior written consent of the other, provided that Buyer may direct that title be taken in the name of its nominee.

13.10 Attorneys’ Fees If there is any controversy, claim or dispute between the parties, arising out of or relating to this Agreement, the prevailing party will be entitled to recover from the losing party or parties the prevailing party’s reasonable expenses, including attorneys’ fees and costs, including those incurred in prelitigation costs, in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment. For the purpose of this paragraph, attorneys’ fees shall include, without limitation, fees incurred in the following: (a) expert witness fees, including fees charged by court ordered experts and those experts hired by either party; (b) post-judgment motions; (c) contempt proceedings; (d) garnishment, levy, and debtor and third party examinations; (e) discovery; and (f) bankruptcy litigation. Furthermore, costs shall include all costs of enforcement or collection incurred including, but not limited to, reasonable legal fees and costs, whether or not any action or proceeding is brought to enforce the terms and conditions of this Agreement.

13.11 Manner of Giving Notice. All notices and demands which either party is required or desires to give to the other shall be given in writing by facsimile followed by next day delivery of a hard copy, or by express courier service to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or facsimile number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands shall be effective upon receipt by the party to whom notice or a demand is being given.

To Seller:	With copies to:

Sun World International, LLC	Klein, DeNatale, Goldner
5701 Truxtun Avenue, Suite 200	4550 California Avenue, Second Floor
Bakersfield, CA 93309	Bakersfield, CA 93309
Attn: Barry Goldner, Esq.

Facsimile: 661-631-4189	Facsimile: 661-326-0418

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To Buyer:	With copies to:

Limoneira Company	Sun World International, LLC
1141 Commons Rd	5701 Truxtun Avenue, Suite 200
Santa Paula, CA 93060	Bakersfield, CA 93309

Facsimile: 805-5252-8211	Facsimile: 661-631-4187

13.12 Survival. The terms and provisions of Sections 5, 6, 7, 8.2, 8.3, 8.6, 9, 11 and 13 shall survive the Closing and the recording of the grant deed or the termination of this Agreement for any reason without the conveyance of the Property to Buyer.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Seller:

Sun World International, LLC,
a Delaware limited liability company

By: /s/ David Hostetter___________	Date:	September 27, 2013
David Hostetter, its CFO

Buyer:

Limoneira Company,
a Delaware corporation

By: /s/ Alex Teague_____________	Date:	September 27, 2013
Alex Teague, Senior Vice President /COO

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EXHIBIT A

Legal Description of the Land

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EXHIBIT B

List of Personalty

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